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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska Gas Storage Partners LLC:

        We consent to the use of our report dated June 24, 2010, with respect to the combined balance sheet of Niska Predecessor as of March 31, 2010, and the related combined statements of earnings and comprehensive income, partners' equity and cash flows for each of the years in the two-year period ended March 31, 2010 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Calgary, Canada
October 4, 2011

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm